As filed with the Securities and Exchange Commission on August 9, 2017

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LONG ISLAND ICED TEA CORP.

(Exact name of registrant as specified in its charter)

Delaware	47-2624098
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

116 Charlotte Avenue

Hicksville, New York 11801

(Address of Principal Executive Offices) (Zip Code)

LONG ISLAND ICED TEA CORP. 2017 LONG-TERM INCENTIVE EQUITY PLAN

(Full title of the plan)

Philip Thomas, Chief Executive Officer

Long Island Iced Tea Corp.

116 Charlotte Avenue

Hicksville, New York 11801

(Name and address of agent for service)

(855) 542-2832

(Telephone number, including area code, of agent for service)

with a copy to:

David Alan Miller, Esq.

Jeffrey M. Gallant, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th floor

New York, NY 10174

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [X]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.0001 per share, reserved for future grants under the Plan (as defined below)	662,353	$4.29(2)	$2,841,494	$329.33
Common Stock, par value $.0001 per share, issuable upon exercise of outstanding options under the Plan	187,647	$4.50 (3)	$844,412	$97.87
Total				$427.20

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Act”), this registration statement also covers such additional securities that may be offered pursuant to the terms of the Long Island Iced Tea Corp. 2017 Long-Term Incentive Equity Plan (“Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) and 457(h) promulgated under the Act, the proposed maximum offering price per share for the shares reserved for issuance under the Plan was calculated on the basis of the average of the high and low prices of our common stock as reported on the NASDAQ Capital Market on August 8, 2017.

(3)	Pursuant to Rule 457(h) promulgated under the Act, the proposed maximum offering price per share for the shares issuable upon exercise of outstanding options under the Plan is the exercise price of such options.

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, as amended, the Registration Statement will become effective upon filing with the Securities and Exchange Commission.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The information required by this Part I is omitted from this Registration Statement in accordance with rules and regulations under the Securities Act of 1933, as amended (“Securities Act of 1933”), and the Note to Part I of Form S-8. The documents containing the information specified in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 and any exhibits included with such items):

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (filed March 31, 2017).

●	Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2017 (filed May 12, 2017).

●	Current Reports on Form 8-K dated January 17, 2017 (filed January 18, 2017), January 25, 2017 (filed January 25, 2017), January 27, 2017 (filed January 27, 2017), January 30, 2017 (filed January 30, 2017), March 10, 2017 (filed March 15, 2017), June 14, 2017 (filed June 15, 2017), June 14, 2017 (filed June 16, 2017), July 6, 2017 (filed July 7, 2017), July 7, 2017 (filed July 13, 2017) and July 11, 2017 (filed July 14, 2017).

●	Form 8-A filed on June 20, 2016 registering our common stock, under Section 12(b) of the Exchange Act.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold (excluding any reports or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and any exhibits included with such items), will be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Graubard Miller issued the opinion as to the legality of the shares of our common stock being registered pursuant to this registration statement. Graubard Miller owns 51,295 shares of our common stock.

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Item 6.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or any of our stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the DGCL nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to us or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit. This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our amended and restated certificate of incorporation also provides that we will indemnify any director or officer of ours to the fullest extent permitted by law. Our bylaws further provide that we will indemnify to the fullest extent permitted by law any person who becomes party to a proceeding by reason of the fact that he is or was an director, officer, employee or agent of ours, or by reason of the fact that he is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, executive officers and other key employees, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws. We also maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

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Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing procedures, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hicksville, New York on this 9th day of August, 2017.

LONG ISLAND ICED TEA CORP.

By:	/s/ Philip Thomas
Philip Thomas, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip Thomas and Richard Allen, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, any and all amendments thereto (including post-effective amendments), and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Philip Thomas	Chief Executive Officer (Principal Executive Officer)	August 9, 2017
Philip Thomas

By:	/s/ Richard Allen	Chief Financial (Principal Financial Officer and	August 9, 2017
	Richard Allen	Principal Accounting Officer)

By:	/s/ Julian Davidson	Executive Chairman	August 9, 2017
Julian Davidson

By:	/s/ Edward Hanson	Director	August 9, 2017
Edward Hanson

By:	/s/ Kerry Kennedy	Director	August 9, 2017
Kerry Kennedy

By:	/s/ Richard Roberts	Director	August 9, 2017
Richard Roberts

By:	/s/ Paul Vassilakos	Director	August 9, 2017
Paul Vassilakos

By:	/s/ Tom Cardella	Director	August 9, 2017
Tom Cardella

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Long Island Iced Tea Corp. 2017 Long-Term Incentive Equity Plan.

5.1	Opinion of Graubard Miller.

23.1	Consent of Marcum LLP.

23.2	Consent of Graubard Miller (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

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